Exhibit 10.26

Description of Compensation and Benefits for Directors

Cash Compensation of Non-employee Directors. Non-employee directors receive a $20,000 annual retainer, $1,000 per meeting attended, and $10,000 per year for chairing certain Board committees (other than the Audit and Human Resources Committees). The Chair of the Audit Committee receives $20,000 per year, the Chair of the Human Resources Committee receives $15,000 per year and the Lead Director receives $25,000 per year as a retainer fee.

Travel Benefits for Directors. Generally, directors, their spouses or enrolled friends and their dependent children/stepchildren are entitled to complimentary positive space travel on United Airlines and United Express for pleasure or UAL business travel, and will be reimbursed annually for the income tax liability incurred in using this benefit.

Enhanced Travel Benefit. In addition, each non-employee director is entitled to ten roundtrip first class tickets each year for complimentary positive space travel that may be distributed to family and non-family members or donated to charity. Directors are not reimbursed for the income tax liability associated with this benefit.

Nonprofit Grant Program. The Company will provide support to non-profit organizations to which a Board member makes a personal commitment in the amount of $20,000 per year. In the case of each of the ALPA and IAM director, the Company will provide support to organizations to which the director or their respective union contributes up to $20,000 per year in the aggregate.

Complimentary Cargo Carriage Policy for Directors. After one year of service on the Board, or currently an employee in good standing and having been employed by United for at least one year, directors receive complimentary cargo carriage (excluding ground transportation) for personal goods on United Airlines, for up to 2,500 pounds per year, and are reimbursed for the related income tax liability.

Stock Based Compensation of Non-employee Directors. Under the UAL Corporation 2006 Director Equity Incentive Plan, non-employee directors may receive awards in the form of UAL common stock, restricted stock, stock options, stock appreciation rights and/or deferred stock units representing the right to receive UAL stock in the future. In addition, the Plan permits non-employee directors to elect, for tax purposes, to defer receipt of compensation through deferred stock units representing the right to receive UAL stock in the future.

Directors’ and Officers’ Liability Insurance and Indemnification. The Company has a policy which provides liability insurance for directors and officers of UAL and its subsidiaries. The Company also provides indemnification for directors as set forth in the Restated Certificate of Incorporation of UAL Corporation.